Exhibit 10.2

Description of Modification to

Annual Non-Employee Director Stock Grants

In March 2012, the Compensation Committee of the Board of Directors of CARBO Ceramics Inc. (the “Company”) approved an increase in the number of shares of the Company’s common stock to be made each year on the first business day after the date of the Company’s Annual Meeting of Stockholders to each non-employee Director of the Company serving as such on such date (each, an “Annual Director Stock Grant”) from 250 shares to 400 shares. All other terms of the Annual Director Stock Grants, as established in May 2010, remain unchanged.